Exhibit 4

Consolidated Statements of Operations

	For the three months ended September 30		For the nine months ended September 30

(Canadian $ in millions unless otherwise stated and per share data, unaudited)	2002	2001	2002	2001

Revenue
Premium income	$2,826	$2,771	$8,014	$7,445
Investment income	1,031	1,023	3,072	3,190
Other revenue	378	401	1,126	1,104

Total revenue	$4,235	$4,195	$12,212	$11,739

Policy benefits and expenses
To policyholders and beneficiaries
Death and disability benefits	$885	$1,026	$2,505	$2,447
Maturity and surrender benefits	940	1,270	3,140	3,098
Annuity payments	341	331	987	965
Policyholder dividends and experience rating refunds	239	253	685	661
Net transfers to (from) segregated funds	(112)	354	494	948
Change in actuarial liabilities	554	(237)	99	(245)
General expenses	596	597	1,801	1,795
Commissions	282	275	896	827
Interest expense	67	66	180	189
Premium taxes	28	25	84	77
Non-controlling interest in subsidiaries	17	—	55	(3)
Trust preferred securities issued by subsidiaries	16	17	49	49

Total policy benefits and expenses	$3,853	$3,977	$10,975	$10,808

Income before income taxes	$382	$218	$1,237	$931
Income taxes	(58)	31	(236)	(100)

Net income	$324	$249	$1,001	$831

Net income (loss) attributed to participating policyholders	$(3)	$1	$(5)	$8

Net income attributed to shareholders	$327	$248	$1,006	$823

Net income	$324	$249	$1,001	$831

Weighted average number of common shares outstanding (in millions)	474	482	480	482

Weighted average number of diluted common shares outstanding (in millions)	477	486	483	486
Basic earnings per share	$0.69	$0.52	$2.10	$1.71
Diluted earnings per share	$0.69	$0.52	$2.08	$1.69

The accompanying notes are an integral part of these interim consolidated financial statements.

Consolidated Balance Sheets

(Canadian $ in millions, unaudited)	As at	Sept. 30, 2002	Dec. 31, 2001	Sept. 30, 2001

ASSETS	Invested assets
	Bonds	$47,515	$46,070	$45,775
	Mortgages	8,685	7,902	7,613
	Stocks	7,017	6,964	7,085
	Real estate	3,526	3,484	3,523
	Policy loans	4,910	4,644	4,571
	Cash and short-term investments	3,854	4,995	4,912
	Other investments	900	693	893

	Total invested assets	$76,407	$74,752	$74,372

	Other assets
	Accrued investment income	$1,036	$1,041	$954
	Outstanding premiums	816	482	343
	Future income taxes	238	517	642
	Miscellaneous	1,996	1,821	1,759

	Total other assets	$4,086	$3,861	$3,698

	Total assets	$80,493	$78,613	$78,070

	Segregated fund net assets	$53,966	$59,206	$51,466

LIABILITIES AND EQUITY	Actuarial liabilities	$56,031	$54,690	$55,177
	Benefits payable and provision for unreported claims	2,609	2,411	2,576
	Policyholder amounts on deposit	2,823	2,702	2,912
	Deferred realized net gains	3,288	3,583	3,569
	Banking deposits	1,355	769	671
	Other liabilities	2,536	2,881	2,852

		$68,642	$67,036	$67,757
	Subordinated debt	1,433	1,418	1,415
	Non-controlling interest in subsidiaries	1,074	1,064	64
	Trust preferred securities issued by subsidiaries	781	802	780
	Equity
	Participating policyholders’ equity	95	62	62
	Shareholders’ equity
	Common shares	600	614	613
	Shareholders’ retained earnings	7,868	7,617	7,379

	Total equity	$8,563	$8,293	$8,054

	Total liabilities and equity	$80,493	$78,613	$78,070

	Segregated fund net liabilities	$53,966	$59,206	$51,466

The accompanying notes are an integral part of these interim consolidated financial statements.

Consolidated Statements of Equity

		Participating
(Canadian $ in millions, unaudited)	For the nine months ended September 30	Policyholders	Shareholders	2002	2001

	Operating retained earnings
	Balance, January 1	$62	$7,330	$7,392	$6,468
	Net income (loss)	(5)	1,006	1,001	831
	Shareholder dividends	—	(202)	(202)	(173)
	Purchase and cancellation of common shares	—	(575)	(575)	—
	Transfer of participating policyholders’ retained earnings from acquisition	38	—	38	—

	Balance, September 30	$95	$7,559	$7,654	$7,126

	Currency translation account
	Balance, January 1	$—	$287	$287	$131
	Change during the period	—	22	22	184

	Balance, September 30	$—	$309	$309	$315

	Retained earnings	$95	$7,868	$7,963	$7,441

	Common shares
	Balance, January 1	$—	$614	$614	$612
	Common shares issued on exercise of options	—	7	7	1
	Purchase and cancellation of common shares	—	(21)	(21)	—

	Balance, September 30	$—	$600	$600	$613

	Total equity	$95	$8,468	$8,563	$8,054

The accompanying notes are an integral part of these interim consolidated financial statements.

Consolidated Statements of Cash Flows

		For the three months		For the nine months
		ended September 30		ended September 30

(Canadian $ in millions, unaudited)		2002	2001	2002	2001

	Operating activities
	Operating cash inflows
	Premiums and annuity considerations	$2,556	$2,804	$7,681	$7,592
	Investment income received	919	949	3,022	2,883
	Other revenue	378	367	1,126	1,070

	Total operating cash inflows	$3,853	$4,120	$11,829	$11,545

	Operating cash outflows
	Benefit payments	$1,920	$2,602	$6,440	$8,669
	Insurance expenses and taxes	1,001	998	2,974	2,932
	Dividends paid to policyholders	239	253	685	661
	Net transfers to (from) segregated funds	(112)	354	494	948
	Change in other assets and liabilities	281	(472)	163	390

	Total operating cash outflows	$3,329	$3,735	$10,756	$13,600

	Cash provided by (used in) operating activities	$524	$385	$1,073	$(2,055)

	Investing activities
	Purchases and mortgage advances	$(9,449)	$(10,541)	$(33,719)	$(36,471)
	Disposals and repayments	9,168	9,001	32,004	27,904
	Cash received from assumptions and acquisitions of businesses, net of cash paid	—	—	(103)	10,874
	Net cash proceeds on disposition of Seamark Asset Management Ltd	—	29	—	29

	Cash provided by (used in) investing activities	$(281)	$(1,511)	$(1,818)	$2,336

	Financing activities
	Increase (decrease) in repurchase agreements and securities sold but not yet purchased	$(62)	$172	$(227)	$130
	Banking deposits, net	40	41	586	79
	Shareholder dividends	(67)	(58)	(202)	(173)
	Borrowed (repaid) funds, net	(1)	(1)	(2)	33
	Issue of subordinated debt, net	—	—	—	796
	Common shares issued on exercise of options	1	1	7	1
	Purchase and cancellation of common shares	(596)	—	(596)	—

	Cash provided by (used in) financing activities	$(685)	$155	$(434)	$866

	Cash and short-term investments
	Increase (decrease) during the period	$(442)	$(971)	$(1,179)	$1,147
	Balance, beginning of period	4,024	5,598	4,761	3,480

	Balance, September 30	$3,582	$4,627	$3,582	$4,627

Composition of cash and	Beginning of period
short-term investments	Gross cash and short-term investments	$4,248	$5,981	$4,995	$3,783
	Net payments in transit, included in other liabilities	(224)	(383)	(234)	(303)

	Net cash and short-term investments, beginning of period	$4,024	$5,598	$4,761	$3,480

	End of period
	Gross cash and short-term investments	$3,854	$4,912	$3,854	$4,912
	Net payments in transit, included in other liabilities	(272)	(285)	(272)	(285)

	Net cash and short-term investments, September 30	$3,582	$4,627	$3,582	$4,627

The accompanying notes are an integral part of these interim consolidated financial statements.

Segregated Funds Consolidated Statements of Net Assets

(Canadian $ in millions, unaudited)	As at	Sept. 30, 2002	Dec. 31, 2001	Sept. 30, 2001

	Investments, at market values
	Bonds	$2,693	$2,405	$3,093
	Stocks	46,499	53,511	45,193
	Mortgages	10	—	—
	Real estate	—	2	2
	Cash and short-term investments	4,823	3,390	3,234
	Accrued investment income	10	9	10
	Other assets (liabilities), net	(69)	(111)	(66)

	Total segregated fund net assets	$53,966	$59,206	$51,466

	Composition of segregated fund net assets:
	Held by Policyholders	$53,563	$59,052	$51,250
	Held by the Company	403	154	216

	Total segregated fund net assets	$53,966	$59,206	$51,466

The accompanying notes are an integral part of these interim consolidated financial statements.

Segregated Funds Consolidated Statements of Changes in Net Assets

	For the three months ended September 30		For the nine months ended September 30

(Canadian $ in millions, unaudited)	2002	2001	2002	2001

Additions
Deposits from policyholders	$3,758	$3,102	$12,867	$10,465
Net realized and unrealized investment losses	(6,967)	(7,858)	(12,987)	(12,694)
Interest and dividends	252	261	883	1,045
Net transfers from (to) general fund	(112)	354	494	948
Funds assumed and acquired (note 6)	—	—	40	234
Currency revaluation	2,035	1,734	(281)	2,362

Total additions	$(1,034)	$(2,407)	$1,016	$2,360

Deductions
Payments to policyholders	$1,696	$1,610	$5,600	$5,176
Management and administrative fees	210	206	656	626

Total deductions	$1,906	$1,816	$6,256	$5,802

Net reduction to segregated funds for the period	$(2,940)	$(4,223)	$(5,240)	$(3,442)
Segregated fund net assets, beginning of period	56,906	55,689	59,206	54,908

Segregated fund net assets, September 30	$53,966	$51,466	$53,966	$51,466

The accompanying notes are an integral part of these interim consolidated financial statements.

Notes to the Summary Consolidated Financial Statements

(Canadian $ in millions unless otherwise stated, unaudited)

Note 1 Significant Accounting Policies

Manulife Financial Corporation (“Manulife Financial,” the “Company”) is a publicly traded stock life insurance company and the holding company of The Manufacturers Life Insurance Company, a Canadian life insurance company.

These summary consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles and the accounting requirements of the Superintendent of Financial Institutions (Canada) (“OSFI”), except that these unaudited financial statements do not include all of the disclosures required for annual financial statements. None of the accounting requirements of OSFI is an exception to accounting principles generally accepted in Canada. The significant accounting policies followed in the preparation of these interim summary Consolidated Financial Statements are consistent with those found in the 2001 Annual Report and should be read in conjunction with the Annual Report.

Note 2 New and Future Accounting Changes

(a) Moving Average Market Method

In the second quarter of 2002, OSFI modified the moving average market method for stocks and real estate portfolios. As such, the rates used to adjust carrying values towards market value have been changed from 15% per annum to 5% per quarter for stocks and from 10% per annum to 3% per quarter for real estate. The Company adopted the change in rates effective for the second quarter.

(b) Consolidation of Special Purpose Entities

The Canadian Institute of Chartered Accountants (“CICA”) plans to publish later in the year an Accounting Guideline that would require certain special purpose entities to be consolidated by their primary beneficiary. In the quarter, the CICA issued a draft Guideline, which harmonized with the exposure draft issued by the U.S. Financial Accounting Standards Board (“FASB”). Based on the Company’s preliminary review of the CICA draft Guideline and the FASB exposure draft, the proposals are not expected to materially impact the Company’s consolidated financial statements. A final determination will be made when the standards are finalized.

NOTE 3 Goodwill and Other Intangible Assets

In September 2001, the CICA issued Handbook Section 1581, “Business Combinations,” and Handbook Section 3062, “Goodwill and Other Intangible Assets.” These new Handbook Sections have been adopted by the Company effective for its fiscal year commencing January 1, 2002. Section 1581 requires that all business combinations be accounted for using the purchase method and provides specific criteria for recognizing intangible assets separately from goodwill. Under Section 3062, goodwill and intangible assets with indefinite useful lives are no longer amortized but are reviewed for impairment annually, or more frequently if impairment indicators arise. In the review of these new standards, the Company has identified that there are no intangible assets with an indefinite useful life.

The Company completed the transitional impairment test and determined that goodwill is not impaired.

The following table presents the comparative quarter’s shareholders’ net income and basic and diluted earnings per share in accordance with the transitional provisions of Handbook Section 3062 in effect since January 1, 2002:

	For the three months ended September 30		For the nine months ended September 30

	2002	2001	2002	2001

Shareholders’ net income, as reported	$327	$248	$1,006	$823
Add back: goodwill amortization, net of tax	—	7	—	20

Shareholders’ net income, excluding goodwill amortization, net of tax	$327	$255	$1,006	$843

Basic earnings per share, as reported	$0.69	$0.52	$2.10	$1.71
Basic earnings per share, excluding goodwill amortization, net of tax	$0.69	$0.53	$2.10	$1.75

Diluted earnings per share, as reported	$0.69	$0.52	$2.08	$1.69
Diluted earnings per share, excluding goodwill amortization, net of tax	$0.69	$0.53	$2.08	$1.73

NOTE 4 Stock-Based Compensation

During the quarter, the Company granted 41,000 stock options to eligible directors under the new Director Equity Incentive Plan (“DEIP”) at an exercise price of $43.65 per share. An option provides the holder the right to purchase one common share at an exercise price equal to the closing market price of Manulife Financial Corporation’s common shares on The Toronto Stock Exchange on the business day immediately preceding the date the option was granted. These DEIP options vest immediately and expire not more than 10 years from the grant date. A total of 500,000 common shares have been reserved for issuance under the DEIP.

As at September 30, 2002, there were 14 million outstanding stock options and deferred share units.

The following table presents the impact on net income and both basic and diluted earnings per share had the fair value method been used for all awards granted:

	For the three months ended September 30		For the nine months ended September 30

	2002	2001	2002	2001

Reduction in net income	$14	$16	$38	$47

Reduction in basic earnings per share	$0.03	$0.03	$0.08	$0.10

Reduction in diluted earnings per share	$0.03	$0.03	$0.08	$0.10

NOTE 5 Share Capital

During the quarter, the Company purchased and cancelled 16 million of its common shares, at a cost of $596, pursuant to the normal course issuer bid program that commenced on December 3, 2001. The common shares balance was reduced by $21 and retained earnings were reduced by $575.

NOTE 6 Acquisition of Zurich Life Insurance Company of Canada

The Company received general fund assets with a fair value of $754 from its acquisition of Zurich Life Insurance Company of Canada on March 25, 2002. Segregated fund assets with a fair value of $40 were also acquired.

NOTE 7 Segmented Information

The Company provides a wide range of financial products and services, including individual life insurance, group life and health insurance, pension products, annuities and mutual funds to individual and group customers in the United States, Canada and Asia. The Company also offers reinsurance services, primarily life and accident reinsurance, and provides investment management services with respect to the Company’s general fund assets, segregated fund assets and mutual funds and, in Canada and Asia, to institutional customers.

The Company’s business segments include the U.S., Canadian, Asian, Japan and Reinsurance divisions. Effective January 1, 2002, Japan was established as its own division and is no longer included in the results of Asian Division. Each division has profit and loss responsibility and develops products, services and distribution strategies based on the profile of its business and the needs of its market.

The results of the Company’s business segments differ from geographic segmentation primarily as a consequence of segmenting the results of the Company’s Reinsurance Division into the different geographic segments to which its business pertains.

NOTE 7 Segmented Information (continued)

By segment For the three months ended September 30, 2002	U.S. Division	Canadian Division	Asian Division	Japan Division	Reinsurance Division	Other	Total

Revenue
Premium income
Life and health insurance	$466	$622	$369	$373	$331	$—	$2,161
Annuities and pensions	458	185	22	—	—	—	665

Total premium income	$924	$807	$391	$373	$331	$—	$2,826
Investment income	451	378	76	47	58	21	1,031
Other revenue	251	79	26	9	8	5	378

Total revenue	$1,626	$1,264	$493	$429	$397	$26	$4,235

Interest expense	$8	$18	$12	$1	$1	$27	$67

Income (loss) before income taxes	$158	$102	$72	$37	$51	$(38)	$382
Income taxes	(42)	(19)	(1)	(10)	(9)	23	(58)

Net income (loss)	$116	$83	$71	$27	$42	$(15)	$324

Amortization of realized and unrealized net gains (losses)	$11	$20	$(2)	$(1)	$—	$29	$57

Segregated fund deposits	$3,200	$268	$254	$36	$—	$—	$3,758

As at September 30, 2002
Actuarial liabilities	$22,401	$18,423	$4,211	$9,817	$1,072	$107	$56,031

Funds under management
General fund	$26,138	$24,423	$6,225	$13,151	$4,333	$6,223	$80,493
Segregated funds	43,155	8,140	2,191	480	—	—	53,966
Mutual funds	—	1,259	729	—	—	—	1,988
Other managed funds	—	—	700	—	—	2,101	2,801

By geographic location
For the three months ended September 30, 2002			United States	Canada	Asia	Other	Total

Revenue
Premium income
Life and health insurance			$552	$634	$742	$233	$2,161
Annuities and pensions			458	185	22	—	665

Total premium income			$1,010	$819	$764	$233	$2,826
Investment income			479	409	123	20	1,031
Other revenue			256	79	37	6	378

Total revenue			$1,745	$1,307	$924	$259	$4,235

NOTE 7 Segmented Information (continued)

By segment	U.S.	Canadian	Asian	Japan	Reinsurance
For the three months ended September 30, 2001	Division	Division	Division	Division	Division	Other	Total

Revenue
Premium income
Life and health insurance	$427	$599	$308	$412	$225	$—	$1,971
Annuities and pensions	590	165	45	—	—	—	800

Total premium income	$1,017	$764	$353	$412	$225	$—	$2,771
Investment income	471	375	75	26	57	19	1,023
Other revenue	228	73	24	4	8	64	401

Total revenue	$1,716	$1,212	$452	$442	$290	$83	$4,195

Interest expense	$12	$14	$12	$1	$—	$27	$66

Income (loss) before income taxes	$103	$120	$50	$52	$(139)	$32	$218
Income taxes	(27)	(27)	—	(16)	85	16	31

Net income (loss)	$76	$93	$50	$36	$(54)	$48	$249

Amortization of realized and unrealized net gains (losses)	$23	$23	$(7)	$(16)	$—	$19	$42

Segregated fund deposits	$2,613	$241	$247	$1	$—	$—	$3,102

As at September 30, 2001
Actuarial liabilities	$21,712	$17,348	$3,667	$11,369	$924	$157	$55,177

Funds under management
General fund	$26,709	$22,438	$5,168	$15,361	$3,582	$4,812	$78,070
Segregated funds	41,365	8,403	1,574	124	—	—	51,466
Mutual funds	—	1,194	248	—	—	—	1,442
Other managed funds	—	—	549	—	—	2,076	2,625

By geographic location
For the three months ended September 30, 2001			United States	Canada	Asia	Other	Total

Revenue
Premium income
Life and health insurance			$515	$613	$720	$123	$1,971
Annuities and pensions			590	165	45	—	800

Total premium income			$1,105	$778	$765	$123	$2,771
Investment income			492	408	102	21	1,023
Other revenue			233	128	30	10	401

Total revenue			$1,830	$1,314	$897	$154	$4,195

NOTE 7 Segmented Information (continued)

By segment	U.S.	Canadian	Asian	Japan	Reinsurance
For the nine months ended September 30, 2002	Division	Division	Division	Division	Division	Other	Total

Revenue
Premium income
Life and health insurance	$1,441	$1,841	$1,027	$1,096	$791	$—	$6,196
Annuities and pensions	1,219	526	73	—	—	—	1,818

Total premium income	$2,660	$2,367	$1,100	$1,096	$791	$—	$8,014
Investment income	1,308	1,167	250	50	165	132	3,072
Other revenue	754	223	79	23	31	16	1,126

Total revenue	$4,722	$3,757	$1,429	$1,169	$987	$148	$12,212

Interest expense	$15	$45	$33	$3	$1	$83	$180

Income (loss) before income taxes	$469	$347	$189	$128	$173	$(69)	$1,237
Income taxes	(124)	(77)	(4)	(43)	(41)	53	(236)

Net income (loss)	$345	$270	$185	$85	$132	$(16)	$1,001

Amortization of realized and unrealized net gains (losses)	$76	$56	$9	$(7)	$2	$128	$264

Segregated fund deposits	$10,752	$953	$753	$409	$—	$—	$12,867

By geographic location
For the nine months ended September 30, 2002			United States	Canada	Asia	Other	Total

Revenue
Premium income
Life and health insurance			$1,694	$1,875	$2,123	$504	$6,196
Annuities and pensions			1,219	526	73	—	1,818

Total premium income			$2,913	$2,401	$2,196	$504	$8,014
Investment income			1,379	1,344	300	49	3,072
Other revenue			770	223	108	25	1,126

Total revenue			$5,062	$3,968	$2,604	$578	$12,212

NOTE 7 Segmented Information (continued)

By segment	U.S.	Canadian	Asian	Japan	Reinsurance
For the nine months ended September 30, 2001	Division	Division	Division	Division	Division	Other	Total

Revenue
Premium income
Life and health insurance	$1,286	$1,675	$853	$951	$584	$—	$5,349
Annuities and pensions	1,497	464	135	—	—	—	2,096

Total premium income	$2,783	$2,139	$988	$951	$584	$—	$7,445
Investment income	1,408	1,131	243	78	170	160	3,190
Other revenue	696	218	66	16	31	77	1,104

Total revenue	$4,887	$3,488	$1,297	$1,045	$785	$237	$11,739

Interest expense	$43	$42	$35	$2	$2	$65	$189

Income (loss) before income taxes	$358	$306	$148	$117	$(44)	$46	$931
Income taxes	(103)	(60)	—	(33)	65	31	(100)

Net income	$255	$246	$148	$84	$21	$77	$831

Amortization of realized and unrealized net gains (losses)	$108	$113	$11	$(17)	$—	$143	$358

Segregated fund deposits	$8,746	$889	$829	$1	$—	$—	$10,465

By geographic location
For the nine months ended September 30, 2001			United States	Canada	Asia	Other	Total

Revenue
Premium income
Life and health insurance			$1,555	$1,699	$1,805	$290	$5,349
Annuities and pensions			1,497	464	135	—	2,096

Total premium income			$3,052	$2,163	$1,940	$290	$7,445
Investment income			1,498	1,322	322	48	3,190
Other revenue			710	280	87	27	1,104

Total revenue			$5,260	$3,765	$2,349	$365	$11,739

NOTE 8 Comparatives

Certain comparative amounts have been reclassified to conform with the current period’s presentation.

NOTE 9 Subsequent Event

On October 14, 2002, the Company announced its intention to make a normal course issuer bid through the facilities of The Toronto Stock Exchange (the “Exchange”). Pursuant to the bid, the Company is authorized to purchase up to 20 million common shares, representing approximately 4.3% of common shares issued and outstanding at the time, in the 12-month period commencing October 17, 2002. Transactions will be executed on the Exchange at the prevailing market price in amounts and at times determined by the Company. Any shares purchased as part of the bid will be cancelled.